Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
FX Digital Basket-Linked Notes	$10,000,000	$307.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $742,712.86 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $307.00 is offset against the registration fee due for this offering and of which $742,405.86 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134553

PRICING SUPPLEMENT NO. 121
(To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006)

U.S.$10,000,000
LEHMAN BROTHERS HOLDINGS INC.
MEDIUM-TERM NOTES, SERIES I
FX Digital Basket-Linked Notes
Due February 28, 2008

Because these notes are part of a series of Lehman Brothers Holdings’ debt securities called Medium-Term Notes, Series I, this pricing supplement should also be read with the accompanying prospectus supplement, dated May 30, 2006 (the “MTN prospectus supplement”) and the accompanying prospectus dated May 30, 2006 (the “base prospectus”).  Terms used here have the meanings given to them in the MTN prospectus supplement or the base prospectus, unless the context requires otherwise.

General:		•	The Additional Amount is a single U.S. Dollar
•	Senior unsecured obligations of Lehman Brothers		amount equal to the principal amount of the notes
	Holdings Inc.		multiplied by:
•	CUSIP: 52517PT50		(A) 0%, if the Basket Value is less than 0;
•	ISIN: US52517PT503		(B) 13.30%, if the Basket Value is greater than
•	The notes are designed for investors who believe that the		or equal to 0 but less than 0.12; or
	Reference Currencies will have appreciated relative to the		(C) 13.30% plus the product of the Leverage
	U.S. Dollar on the Valuation Date.		multiplied by the difference of the Basket Value
•	Reference Currency: Each of the Brazilian Real (BRL),		minus 0.12, if the Basket Value is greater than or
	Hungarian Forint (HUF), Indonesian Rupiah (IDR),		equal to 0.12.
	Indian Rupee (INR), Mexican Peso (MXN) and Turkish	•	Leverage: 150%
	Lira (TRY) (collectively, the “Reference Currencies”).	•	Basket Value: The sum of the Currency Quotients.
•	Basket: The Basket will be comprised of the six	•	Currency Quotient: For each Reference Currency and
	Reference Currencies and the U.S. Dollar (USD). Each of		for the USD, a quotient, the numerator of which is the
	the BRL, HUF, IDR, INR, MXN and TRY makes up a		Initial Currency Amount for such currency and the
	portion of the Basket with a weighting, on the date of this		denominator of which is the Settlement Rate for
	pricing supplement, of 30%, 20%, 20%, 10%, 15% and		such currency.
	5%, respectively. The USD makes up a portion of the	•	Initial Currency Amounts
Basket with a weighting, on the date of this pricing
supplement, of -100%.
•	Maturity Date: February 28, 2008		Currency	Initial Currency Amount
•	Valuation Date: February 25, 2008; provided that,		BRL	0.6260
	upon the occurrence of a Disruption Event (as		HUF	38.4260
	defined in “Description of the Notes” below) with		IDR	1817.0000
	respect to a Reference Currency, the Valuation		INR	4.4280
	Date for the affected Reference Currency may be		MXN	1.6503
	postponed (as described in “Description of the		TRY	0.0691
	Notes” below).		USD	-1.0000
•	The notes are 100% principal protected if held to .
	maturity	•	Settlement Rate: For each Reference Currency, the
•	Denominations: U.S.$1,000 and whole multiples		Reference Exchange Rate on the Valuation Date
	of U.S.$1,000 in excess thereof.		determined in accordance with the Settlement Rate
Payments:			Option (subject to the occurrence of a Disruption
•	No interest payments during the term of the notes		Event (as defined in “Description of the Notes”
•	Each note will receive a single U.S. Dollar		below)). The Settlement Rate for the USD shall be 1.
	payment on the Maturity Date equal to the	•	Reference Exchange Rates: The spot exchange rates for
	principal amount of the notes plus the Additional		each of the Reference Currencies quoted against the
	Amount, if any, which payment is linked to the		U.S Dollar expressed as the number of currency units
	Basket Value.		per USD 1.

Investing in the notes involves risks.  Risk Factors begin on page S-4 of the MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or any accompanying prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	100%	U.S.$10,000,000
Underwriting discount	0%	U.S.$0
Proceeds to Lehman Brothers Holdings Inc.	100%	U.S.$10,000,000

The notes are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about              February 28, 2007.

______________________________

Lehman Brothers Inc., a wholly owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings’ securities.  It may act as principal or agent in, and this pricing supplement may be used in connection with, those transactions.  Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

______________________________

LEHMAN BROTHERS

February 23, 2007

SUMMARY INFORMATION — Q&A

This summary highlights selected information from this pricing supplement, the MTN prospectus supplement and the base prospectus to help you understand the notes. You should carefully read this pricing supplement, the MTN prospectus supplement and the base prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section on page S-4 of the MTN prospectus supplement to determine whether an investment in the notes is appropriate for you.

What are the notes?

The notes will be a series of our senior debt that are linked to a basket (the “Basket”) that measures the performance of the Brazilian Real (BRL), Hungarian Forint (HUF), Indonesian Rupiah (IDR), Indian Rupee (INR), Mexican Peso (MXN) and Turkish Lira (TRY) relative to the U.S. Dollar (USD).  We refer to BRL, HUF, IDR, INR, MXN and TRY as the Reference Currencies. Each of the BRL, HUF, IDR, INR, MXN and TRY makes up a portion of the Basket with a weighting, on the date of this pricing supplement, of 30%, 20%, 20%, 10%, 15% and 5%, respectively. The USD makes up a portion of the Basket with a weighting, on the date of this pricing supplement, of -100%.

The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on February 28, 2008 (or if such day is not a New York business day, the next succeeding New York business day).

What payments will I receive on the notes before maturity?

None. Unlike ordinary debt securities, the notes do not pay interest before maturity.

What will I receive if I hold the notes until the stated maturity date?

We have designed this type of note for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in a possible increase in the value of the Reference Currencies relative to the U.S. Dollar. At maturity, you will receive a payment equal to the sum of:

•                  the principal amount of the notes; and

•                  the Additional Amount, if any.

As a result, if you hold the notes until maturity, you will not receive less than the principal amount.

How will the Additional Amount be calculated?

The Additional Amount is a single U.S. Dollar amount equal to the principal amount of the notes multiplied by:

(A) 0%, if the Basket Value is less than 0;

(B) 13.30%, if the Basket Value is greater than or equal to 0 but less than 0.12; or

(C) 13.30% plus product of the Leverage multiplied by the difference of the Basket Value minus 0.12, if the Basket Value is greater than or equal to 0.12.

The Basket Value is the sum of the Currency Quotients. The Currency Quotient for each Reference Currency and for the USD is a quotient, the numerator of which is the Initial Currency Amount for such currency and the denominator of which is the Settlement Rate for such currency.

The Initial Currency Amount for the USD and each Reference Currency is as follows:

Currency	Initial Currency Amount
BRL	0.6260
HUF	38.4260
IDR	1817.0000
INR	4.4280
MXN	1.6503
TRY	0.0691
USD	-1.0000

The Settlement Rate for each Reference Currency is the Reference Exchange Rate on the Valuation Date observed in accordance with the Settlement Rate Option (as defined in “Description of the Notes” below), subject to the occurrence of a Disruption Event (as defined in “Description of the Notes” below).  The Settlement Rate for the USD shall be 1.

The Valuation Date is February 25, 2008; provided that, upon the occurrence of a Disruption Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described in “Description of the Notes” below).

The Reference Exchange Rates are the spot exchange rates for each of the Reference Currencies quoted against the U.S. Dollar expressed as the number of currency units per USD 1.

The Leverage is 150%.

For further information concerning the calculation of the Additional Amount, see “Description of the Notes” below.  You can review hypothetical Redemption Amount payment examples under “Description of the Notes—Hypothetical Redemption Amount Payment Examples” below.

How will I be able to find the Basket Value at any point in time?

You can obtain the Basket Value at any time by calling your Lehman Brothers sales representative.

You can review the historical performance of the Brazilian Real, Hungarian Forint, Indonesian Rupiah, Indian Rupee, Mexican Peso and Turkish Lira under “Exchange Rates” below.

Are there any risks associated with my investment?

Yes, the notes will be subject to a number of risks. See “Risk Factors” beginning on page S-4 of the MTN prospectus supplement.

What about taxes?

We intend to treat the notes as short-term debt securities as described under “Certain United States Federal Income Tax Consequences” below and “United States Federal Income Tax Consequences—Debt Securities—Short-Term Debt Securities” in the base prospectus.

What happens in the event of a Disruption Event?

If the Calculation Agent determines that a Disruption Event (as defined in “Description of the Notes” below) relating to one or more of the Reference Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will determine the Basket Value using:

•                  for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•                  for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with the Fallback Rate Observation Methodology, as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement.

Who is Lehman Brothers Holdings?

Lehman Brothers Holdings Inc. and its subsidiaries (collectively “Lehman Brothers Holdings”) an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and high-net-worth clients worldwide. Lehman Brothers Holdings’ worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. See “Prospectus Summary — Lehman Brothers Holdings Inc.” and “Where You Can Find More Information” on pages 1 and 58, respectively, of the base prospectus.

You may request a copy of any document Lehman Brothers Holdings files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities and Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers Holdings at the address set forth under the caption “Where You Can Find More Information” in the base prospectus.

What is the role of Lehman Brothers Inc.?

Lehman Brothers Inc., one of our subsidiaries, will be the agent and the calculation agent for purposes of determining whether the Additional Amount is payable on the Maturity Date as well as determining whether a Disruption Event has occurred.  Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See “Risk Factors—An affiliate of ours may act as calculation agent on the notes, creating a potential conflict of interest between you and us” in the MTN prospectus supplement and “Description of the Notes” below.

Can you tell me more about the effect of hedging activity by Lehman Brothers Holdings?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the Reference Currencies or in other instruments, such as options, swaps or futures, based on the Reference Currencies. This hedging activity could adversely affect the price at which your notes will trade in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines.

In what form will the notes be issued?

The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. Except in very limited circumstances you will not receive a certificate for your notes.

Will the notes be listed on a stock exchange?

No, the notes will not be listed on a stock exchange.

After the initial offering of the notes, Lehman Brothers Inc. intends to make a market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes.  However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun. No assurance can be given as to the liquidity of the trading market for the notes.Description of the Notes

DESCRIPTION OF THE NOTES

The U.S.$10,000,000 aggregate principal amount of FX Digital Basket-Linked Notes Due February 28, 2008 offered hereby are Medium-Term Notes, Series I, of Lehman Brothers Holdings Inc.  The CUSIP number for the notes is 52517PT50 and the ISIN number is US52517PT503. The notes will be issued in book-entry form only, and will be eligible for transfer through the facilities of DTC or any successor depository. See “Book-Entry Procedures and Settlement” in the base prospectus.

The notes will be issued in minimum denominations of U.S.$1,000 and in integral multiples of U.S.$1,000 in excess thereof, and will have a stated “Maturity Date” of February 28, 2008 or if such day is not a New York business day, the next succeeding New York business day.

The notes are offered as foreign exchange-linked notes with portions of the amount payable at the Maturity Date indexed to the spot exchange rates of a basket of seven currencies consisting of the Brazilian Real (BRL), Hungarian Forint (HUF), Indonesian Rupiah (IDR), Indian Rupee (INR), Mexican Peso (MXN), Turkish Lira (TRY) and the U.S. Dollar (USD). Each of the BRL, HUF, IDR, INR, MXN and TRY (each a “Reference Currency” and, collectively, the “Reference Currencies”) makes up a portion of the “Basket” with a weighting, on the date of this pricing supplement, of 30%, 20%, 20%, 10%, 15% and 5%, respectively. The USD makes up a portion of the Basket with a weighting, on the date of the pricing supplement, of -100%.

If held to the Maturity Date, holders of the notes will receive on the Maturity Date a single payment in U.S. Dollars in an amount equal to the Redemption Amount as described below.  No interest will accrue during the term of the notes and no interest will be payable on the Maturity Date except in the event that the Redemption Amount is not paid when due, as described below.

The “Redemption Amount” for each note will be an amount equal to the sum of the principal amount of each note plus the Additional Amount, if any.  The Additional Amount is linked to the Basket Value, which in turn is based on the spot exchange rates of the Reference Currencies relative to the U.S. Dollar.  Holders of the notes will receive on the Maturity Date an amount equal to not less than the principal amount of each note, notwithstanding a depreciation of the Reference Currencies as compared to the U.S. Dollar.

The “Additional Amount” is a single U.S. Dollar amount equal to the principal amount of the notes multiplied by:

(A) 0%, if the Basket Value is less than 0;

(B) 13.30%, if the Basket Value is greater than or equal to 0 but less than 0.12; or

(C) 13.30% plus product of the Leverage multiplied by the difference of the Basket Value minus 0.12, if the Basket Value is greater than or equal to 0.12.

The “Basket Value” is the sum of the Currency Quotients. The “Currency Quotient” is, for each Reference Currency and for the USD, a quotient, the numerator of which is the Initial Currency Amount for such currency and the denominator of which is the Settlement Rate for such currency.

The “Leverage” is 150%.

The “Initial Currency Amount” for the USD and each Reference Currency as follows:

Currency	Initial Currency Rate	Weighting	Initial Currency Amount
BRL	2.0868	30%	0.6260
HUF	192.13	20%	38.4260
IDR	9085	20%	1817.0000
INR	44.28	10%	4.4280
MXN	11.0023	15%	1.6503
TRY	1.3815	5%	0.0691
USD	1	-100%	-1.0000

The “Initial Currency Rate” for each Reference Currency is the Reference Exchange Rate for that Reference Currency determined by the Calculation Agent on the date hereof in accordance with the Settlement Rate Option.  The Initial Currency Rate for the USD is 1.

The “Settlement Rate” for each Reference Currency is the Reference Exchange Rate on the Valuation Date, determined in accordance with the Settlement Rate Option (subject to the occurrence of a Disruption Event).  The Settlement Rate for the USD shall be 1.

The “Valuation Date” is February 25, 2008; provided that, upon the occurrence of a Disruption Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described below).

The “Reference Exchange Rates” are the spot exchange rates for each of the Reference Currencies quoted against the U.S. Dollar expressed as number of currency units per USD 1.

The “Trade Date” is the date hereof.

The “Settlement Rate Option” and “Valuation Business Day” for each Reference Currency are as follows:

Reference Currency	Screen Reference	Valuation Business Day
BRL	BRFR	Brasilia, Rio de Janiero or São Paulo
IDR	ABSIRFIX01	Jakarta
INR	RBIB	Mumbai
MXN	USDMXNFIX=	Mexico City
HUF	The HUF/EUR fixing rate on ECB37 divided by the USD/EUR fixing rate on ECB37	TARGET
TRY	The TRY/EUR fixing rate on ECB37 divided by the USD/EUR fixing rate on ECB37	TARGET

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the MTN prospectus supplement.

If a Disruption Event relating to one or more of the Reference Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will determine the Basket Value using:

•                  for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•                  for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with the Fallback Rate Observation Methodology, as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement.

A “Disruption Event” means any of the following events as determined in good faith by the Calculation Agent:

(A)      the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the delivery of USD from accounts inside the country for which a Reference Currency is the lawful currency (such jurisdiction with respect to such Reference Currency, the “Reference Currency Jurisdiction”) for that Reference Currency to accounts outside that Reference Currency Jurisdiction; or (y) for HUF, MXN and TRY only, the conversion of the Reference Currency into USD through customary legal channels;

(B)        the occurrence of any event causing the Reference Exchange Rate for the Reference Currency to be split into dual or multiple currency exchange rates; or

(C)        the Settlement Rate being unavailable for the Reference Currency, or the occurrence of an event (i) in the Reference Currency Jurisdiction for that Reference Currency that materially disrupts the market for the Reference Currency or (ii) that generally makes it impossible to obtain the Settlement Rate for the Reference Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Reference Currency.

The notes are not subject to redemption at our option or to repayment at the option of the Holders of the notes prior to the Maturity Date.

In case an event of default (as described in the base prospectus) with respect to any note shall have occurred and be continuing, the amount that may be declared due and payable upon any acceleration of the notes will be determined by the Calculation Agent for the period from and including the Trade Date to but excluding the date of early repayment and will equal, for each note, the Redemption Amount, calculated as though the maturity and Valuation Date of the notes were the date of early repayment. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claim of the beneficial owner of a note for the period from and including the Trade Date to but excluding the date of early repayment will be capped at the Redemption Amount, calculated as though the maturity and Valuation Date of the notes were the date of the commencement of the proceeding.

Any overdue payment in respect of any note will bear interest until the date upon which all sums due in respect of such note are received by or on behalf of the relevant Holder, at the rate per annum that is the rate for deposits in U.S. Dollars for a period of six months that appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first London business day following such failure to pay. Such rate will be determined by the Calculation Agent.  If interest in respect of overdue amounts is calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.

The “Calculation Agent” means Lehman Brothers Inc.

Hypothetical Redemption Amount Payment Examples

The following payment examples for this note show scenarios for the Redemption Amount payable at maturity of the notes, including scenarios under which an Additional Amount will or will not be payable, based on the Initial Currency Rates for the Reference Currencies (which were determined on the Trade Date), the Leverage of 150% and hypothetical values for the Settlement Rates (which are determined on the Valuation Date) and the resulting Basket Value.

The Settlement Rate values for the Reference Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Reference Currency/USD exchange rates and should not be taken as indicative of the future performance of any Reference Currency/USD exchange rate.

Example 1: BRL, HUF, IDR, INR, MXN and TRY each appreciate relative to their Initial Currency Rates, resulting in a Basket Value of 0.2022, which is greater than 0.12, and therefore an Additional Amount of 25.6%, and a Redemption Amount of 125.6%, times the principal amount of the notes.

Reference Currency	Initial Currency Rate (on Trade Date)	Weighting	Hypothetical Initial Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Hypothetical Initial CurrencyAmount Divided by Hypothetical Settlement Rate
BRL	2.0868	30%	0.6260	1.7112	0.3659
HUF	192.130	20%	38.4260	159.468	0.2410
IDR	9085.00	20%	1817.0000	7722.25	0.2353
INR	44.28	10%	4.4280	37.64	0.1177
MXN	11.0023	15%	1.6503	9.0219	0.1829
TRY	1.3815	5%	0.0691	1.1605	0.0595
USD	1.0000	-100%	-1.0000	1.0000	-1.0000

			Basket Value =		0.2022
				Leverage =	150%
	Additional Amount = 13.30% + (150% * [0.2022-0.12]) =				25.6%
			Redemption Amount =		125.6%

Example 2: BRL, HUF, IDR, INR, MXN and TRY each appreciate relative to their Initial Currency Rates, resulting in a Basket Value of 0.0557, which is greater than zero but less than 0.12, and therefore an Additional Amount of 13.30%, and a Redemption Amount of 113.30%, times the principal amount of the notes.

Reference Currency	Initial Currency Rate (on Trade Date)	Weighting	Initial Currency Amount	Settlement Rate (on Valuation Date)	Initial Currency Amount Divided by Settlement Rate
BRL	2.0868	30%	0.6260	1.9407	0.3226
HUF	192.13	20%	38.4260	182.524	0.2105
IDR	9085	20%	1817.0000	8812.45	0.2062
INR	44.28	10%	4.4280	42.51	0.1042
MXN	11.0023	15%	1.6503	10.4522	0.1579
TRY	1.3815	5%	0.0691	1.2710	0.0544
USD	1	-100%	-1.0000	1.0000	-1.0000

			Basket Value =		0.0557
			Additional Amount =		13.3%
			Redemption Amount =		113.3%

Example 3: BRL, HUF, IDR, INR, MXN and TRY each depreciate relative to their Initial Currency Rates, resulting in a Basket Value of -0.0834 and, because the Basket Value is less than 0, an Additional Amount of zero and a Redemption Amount of 100% (the return of principal invested, with no additional return).

Reference Currency	Initial Currency Rate (on Trade Date)	Weighting	Hypothetical Initial Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Hypothetical Initial CurrencyAmount Divided by Hypothetical Settlement Rate
BRL	2.0868	30%	0.6260	2.1911	0.2857
HUF	192.130	20%	38.4260	211.343	0.1818
IDR	9085.00	20%	1817.0000	10356.90	0.1754
INR	44.28	10%	4.4280	49.15	0.0901
MXN	11.0023	15%	1.6503	12.1025	0.1364
TRY	1.3815	5%	0.0691	1.4644	0.0472
USD	1.0000	-100%	-1.0000	1.0000	-1.0000

				Basket Value =	-0.0834
			Redemption Amount =		100.0%

Example 4:  BRL, HUF, and IDR appreciate relative to their Initial Reference Currency Rates while INR, MXN and TRY depreciate relative to their Initial Currency Rates, resulting in a Basket Value of 0.1116, which is greater than zero but less than 0.12, and therefore an Additional Amount of 13.30%, and a Redemption Amount of 113.30%, times the principal amount of the notes.

Reference Currency	Initial Currency Rate (on Trade Date)	Weighting	Hypothetical Initial Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Hypothetical Initial Amount Divided by Currency Hypothetical Settlement Rate
BRL	2.0868	30%	0.6260	1.7738	0.3529
HUF	192.130	20%	38.4260	163.311	0.2353
IDR	9085.00	20%	1817.00	7722.25	0.2353
INR	44.28	10%	4.4280	45.61	0.0971
MXN	11.0023	15%	1.6503	11.5524	0.1429
TRY	1.3815	5%	0.0691	1.4368	0.0481
USD	1.0000	-100%	-1.0000	1.0000	-1.0000

				Basket Value =	0.1116
			Additional Amount =		13.3%
			Redemption Amount =		113.3%

Example 5:  HUF, INR and MXN appreciate relative to their Initial Currency Rates while BRL, IDR and TRY depreciate relative to their Initial Currency Rates, resulting in a Basket Value of 0.0073, which is greater than zero but less than 0.12, and therefore an Additional Amount of 13.30%, and a Redemption Amount of 113.30%, times the principal amount of the notes.

Reference Currency	Initial Currency (on Trade Date)	Weighting	Hypothetical Initial Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Hypothetical Initial Currency Hypothetical Settlement Rate
BRL	2.0868	30%	0.6260	2.2329	0.2804
HUF	192.130	20%	38.4260	169.074	0.2273
IDR	9085.00	20%	1817.0000	9993.50	0.1818
INR	44.28	10%	4.4280	39.85	0.1111
MXN	11.0023	15%	1.6503	10.3422	0.1596
TRY	1.3815	5%	0.0691	1.4644	0.0472
USD	1.0000	-100%	-1.0000	1.0000	-1.0000

			Basket Value =		0.0073
			Additional Amount =		13.3%
			Redemption Amount =		113.3%

Example 6: BRL, HUF, IDR  and INR, appreciate relative to their Initial Currency Rates while MXN and TRY depreciate relative to their Initial Currency Rates, resulting in a Basket Value of 0.1287, which is greater than 0.12, and therefore an Additional Amount of 14.6%, and a Redemption Amount of 114.6%, times the principal amount of the notes

Reference Currency	Initial Currency (on Trade Date)	Weighting	Hypothetical Initial Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Hypothetical Initial Currency Hypothetical Settlement Rate
BRL	2.0868	30%	0.6260	1.7320	0.3615
HUF	192.130	20%	38.4260	167.153	0.2299
IDR	9085.00	20%	1817.0000	8176.50	0.2222
INR	44.28	10%	4.4280	37.64	0.1177
MXN	11.0023	15%	1.6503	11.1123	0.1485
TRY	1.3815	5%	0.0691	1.4091	0.0490
USD	1.0000	-100%	-1.0000	1.0000	-1.0000

			Basket Value =		0.1287
			Leverage =		150%
		Additional Amount = 13.3% + (150% * [0.1287-0.12]) =			14.6%
		Redemption Amount =			114.6%

Example 7: HUF, INR  and TRY, appreciate relative to their Initial Currency Rates while BRL, IDR and MXN depreciate relative to their Initial Currency Rates, resulting in a Basket Value of -0.0353, and, because the Basket Value is less than 0, an Additional Amount of zero and a Redemption Amount of 100% (the return of principal invested, with no additional return)

Reference Currency	Initial Currency (on Trade Date)	Weighting	Hypothetical Initial Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Hypothetical Initial Currency Hypothetical Settlement Rate
BRL	2.0868	30%	0.6260	2.3998	0.2609
HUF	192.130	20%	38.4260	169.074	0.2273
IDR	9085.00	20%	1817.0000	9993.50	0.1818
INR	44.28	10%	4.4280	40.74	0.1087
MXN	11.0023	15%	1.6503	12.3226	0.1339
TRY	1.3815	5%	0.0691	1.3262	0.0521
USD	1.0000	-100%	-1.0000	1.0000	-1.0000

				Basket Value =	-0.0353
			Redemption Amount =		100.0%

.

EXCHANGE RATES

General

The notes are designed to allow investors to participate in spot exchange rate movements of the Reference Currencies relative to the U.S. Dollar. The Reference Currencies consist of the Brazilian Real (BRL), Hungarian Forint (HUF), Indonesian Rupiah (IDR), Indian Rupee (INR), Mexican Peso (MXN) and Turkish Lira (TRY), each of which makes up a portion of the Basket with a weighting, on the Trade Date, of 30%, 20%, 20%, 10%, 15% and 5%, respectively. The U.S. Dollar makes up a portion of the Basket with a weighting, on the Trade Date, of -100%.

Historical Data on the Reference Currencies

The following charts show the spot exchange rates for each Reference Currency at the end of each week in the period from the week ending February 20, 2004 through the week ending February 23, 2007 using historical data obtained from Reuters; neither we nor Lehman Brothers Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The spot exchange rates are expressed as the amount of U.S. Dollars per Reference Currency to show the appreciation or depreciation, as the case may be, of the Reference Currency against the U.S. Dollar. The spot exchange rates used to calculate the Basket Value are expressed as the amount of Reference Currency per U.S. Dollar, which are the inverse of the spot exchange rates presented in the following charts.  The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Value or what the value of the notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the notes as short-term debt securities as described under “United States Federal Income Tax Consequences—Debt Securities—Short-Term Debt Securities” in the base prospectus. The notes could also be subject to special rules relating to foreign currency that could affect the character of the amount received at maturity and the gain or loss realized upon the sale or disposition of the notes. No statutory, judicial or administrative authority directly addresses the treatment of such notes or instruments similar thereto for U.S. federal income tax purposes, and no ruling will be requested from the Internal Revenue Service with respect to the notes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in such notes are uncertain. Any differing treatment could affect the amount, timing, and character of income with respect to the notes.

It is not clear to what extent holders required to accrue discount will be required to accrue income with respect to the notes or the extent to which any gain realized by holders on the sale, exchange or maturity of the notes would be treated as capital gain or ordinary income. Gain realized by a holder who has held the notes during their entire term to maturity is likely to be treated as ordinary income. Any loss realized by such holder upon maturity would likely be treated as capital loss, except possibly to the extent of amounts, if any, previously included in income. Holders should consult their tax advisors regarding the proper treatment of amounts paid in respect of the notes, including the application of special foreign currency rules and rules governing short-term debt securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the notes, if any are taken.

The Agent proposes to offer the notes initially at a public offering price equal to the public offering price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price and the selling terms may from time to time be varied by the Agent.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

U.S.$10,000,000

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

FX DIGITAL BASKET-LINKED NOTES
DUE FEBRUARY 28, 2008

PRICING SUPPLEMENT
FEBRUARY 23, 2007
(INCLUDING PROSPECTUS SUPPLEMENT
DATED MAY 30, 2006 AND

PROSPECTUS
DATED MAY 30, 2006)

LEHMAN BROTHERS